                                                 Filed Pursuant  to Rule 424 B 2
                                                           File Number 333-14141

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 1996)

                                 $150,000,000
                            McDonald's Corporation

          7.31% SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2027

                                ---------------

                  Interest payable March 15 and September 15

                                ---------------

THE   7.31%  SUBORDINATED  DEFERRABLE   INTEREST  DEBENTURES  DUE  2027   (THE
 "DEBENTURES") WILL MATURE ON SEPTEMBER  15, 2027. INTEREST ON THE DEBENTURES
  WILL  ACCRUE FROM  THE  DATE OF  ORIGINAL ISSUANCE  AND  IS PAYABLE  SEMI-
   ANNUALLY IN ARREARS  ON MARCH 15 AND SEPTEMBER  15, COMMENCING MARCH 15,
    1998. THE  DEBENTURES WILL BE  REDEEMABLE AT THE  OPTION OF MCDONALD'S
     CORPORATION (THE "COMPANY"),  (I) IN WHOLE  OR IN PART,  ON OR AFTER
      SEPTEMBER 15,  2007,  AT  100% OF  THE  PRINCIPAL  AMOUNT  REDEEMED
      TOGETHER WITH ACCRUED  INTEREST TO THE REDEMPTION DATE, OR (II) IN
       WHOLE BUT NOT IN PART,  AT ANY TIME UPON THE OCCURRENCE OF A TAX
        EVENT  (AS HEREINAFTER  DEFINED) AT  THE REDEMPTION  PRICE SET
         FORTH  HEREIN.  THE  DEBENTURES   WILL  BE  ISSUED  ONLY  IN
          DENOMINATIONS OF  $1,000  AND INTEGRAL  MULTIPLES THEREOF.
           THE OBLIGATIONS OF THE  COMPANY UNDER THE DEBENTURES  ARE
            SUBORDINATE IN RIGHT OF PAYMENT TO  SENIOR INDEBTEDNESS
            (AS   HEREINAFTER   DEFINED)  OF   THE  COMPANY.   SEE
            "DESCRIPTION OF DEBENTURES".

 THE DEBENTURES  WILL BE REPRESENTED BY  A GLOBAL SECURITY REGISTERED  IN THE
  NAME  OF  A  NOMINEE  OF  THE DEPOSITORY  TRUST  COMPANY,  AS  DEPOSITARY.
    BENEFICIAL INTERESTS IN THE DEBENTURES WILL BE SHOWN ON, AND TRANSFERS
     THEREOF  WILL BE  EFFECTED ONLY THROUGH,  RECORDS MAINTAINED BY  THE
       DEPOSITORY  TRUST  COMPANY  AND   ITS  PARTICIPANTS.  EXCEPT  AS
        DESCRIBED  HEREIN, DEBENTURES IN  DEFINITIVE FORM WILL NOT  BE
          ISSUED. SO  LONG AS THE  DEBENTURES ARE  REGISTERED IN THE
           NAME  OF THE  DEPOSITORY TRUST  COMPANY OR ITS  NOMINEE,
             THE DEBENTURES  WILL TRADE  IN THE  DEPOSITORY TRUST
              COMPANY'S  SAME-DAY  FUNDS SETTLEMENT  SYSTEM  AND
                SECONDARY  MARKET  TRADING   ACTIVITY  IN  THE
                 DEBENTURES   WILL,   THEREFORE,  SETTLE   IN
                   IMMEDIATELY    AVAILABLE    FUNDS.    ALL
                    PAYMENTS OF  PRINCIPAL AND INTEREST ON
                    THE  GLOBAL SECURITY  WILL BE  MADE BY
                    THE  COMPANY IN  IMMEDIATELY AVAILABLE
                    FUNDS.     SEE     "DESCRIPTION     OF
                    DEBENTURES--BOOK-ENTRY SYSTEM".

                                ---------------

     APPLICATION WILL BE MADE TO LIST THE DEBENTURES ON THE NEW YORK STOCK
                                   EXCHANGE.

                                ---------------

  SEE "RISK  FACTORS" ON  PAGE S-2  FOR CERTAIN  INFORMATION RELEVANT  TO  AN
    INVESTMENT IN THE  DEBENTURES, INCLUDING THE  PERIOD AND  CIRCUMSTANCES
      DURING AND UNDER WHICH  PAYMENT OF INTEREST  ON THE DEBENTURES  MAY
        BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS PROSPECTUS SUPPLEMENT
      OR  THE  PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS  A
       CRIMINAL OFFENSE.

                                ---------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                                ---------------

                                                     UNDERWRITING
                                         PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                        PUBLIC (1)  COMMISSIONS(2) COMPANY(1)(3)
                                       ------------ -------------- -------------
Per Debenture........................    100.000%       .875%         99.125%
Total................................  $150,000,000   $1,312,500   $148,687,500

-------
  (1)Plus accrued interest, if any, from September 24, 1997.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deduction of expenses payable by the Company estimated at $175,000.

                                ---------------

  The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Gardner, Carton & Douglas, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about September 24, 1997 in book-entry form only through the facilities of The Depository Trust Company against payment therefor in immediately available funds.
                                ---------------

MORGAN STANLEY DEAN WITTER
           J.P. MORGAN & CO.
                       GOLDMAN, SACHS & CO.
                                   MERRILL LYNCH & CO.
                                                        SALOMON BROTHERS INC

September 19, 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               ----------------

  NO DEALER, SALESPERSON, OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT                          PROSPECTUS


                                      PAGE
                                      ----
Risk Factors........................   S-2
Use of Proceeds.....................   S-4
Recent Results of Operations of
 McDonald's Corporation.............   S-4
Description of Debentures...........   S-4
Certain United States Federal Income
 Tax Considerations.................   S-9
Underwriting........................  S-12
Legal Opinions......................  S-13

                                                                       PAGE
                                                                       ----
Available Information.................................................   2
Incorporation of Certain Documents by Reference.......................   2
McDonald's Corporation................................................   3
Use of Proceeds.......................................................   3
Ratio of Earnings to Fixed Charges....................................   4
Description of Debt Securities........................................   4
Plan of Distribution..................................................  10
Legal Matters.........................................................  11
Experts...............................................................  11

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, prospective purchasers of the Debentures should carefully consider the following risk factors:

SUBORDINATION OF DEBENTURES

  The Debentures will be unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company. As of June 30, 1997, outstanding Senior Indebtedness of the Company aggregated approximately $4.0 billion. There are no terms of the Debentures or the Subordinated Indenture (as hereinafter defined) that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Debentures. The Debentures also will be effectively subordinate to all obligations of the Company's subsidiaries. See "Description of Debentures--Subordination".

COMPANY HAS RIGHT TO DEFER PAYMENT OF INTEREST

  So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right under the Subordinated Indenture, upon prior notice by public announcement given in accordance with New York Stock Exchange, Inc. ("NYSE") rules (or the rules of any other applicable self-regulatory organization) and by mail to all holders of the Debentures at any time during the term of the Debentures, to extend any interest payment period from time to time for a period not exceeding 10 consecutive semi-annual interest payment periods (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but on the Interest Payment Date (as hereinafter defined) occurring at the end of each Extension Period, the Company shall pay to the holders of record on the Record Date (as hereinafter defined) for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued but unpaid interest on the Debentures, together with interest thereon, compounded semi-annually at the rate of interest on the Debentures.

  Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods. Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice given by public announcement in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization), the Company may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. See "Description of Debentures--Option to Extend Interest Payment Period".

  Should the Company exercise its right to defer any payment of interest on the Debentures by extending the interest payment period, under Treasury regulations, each holder of Debentures will accrue income in the form of original issue discount ("OID") on an economic accrual basis with respect to its Debentures for United States federal income tax purposes. As a result, during any Extension Period, each such holder of Debentures will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Company related to such income if such holder disposes of its Debentures prior to the Record Date for the date on which payments of such amounts are made. In addition, the market price of the Debentures is likely to be affected. A holder that disposes of its Debentures during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Debentures. And, as a result of the existence of the Company's right to defer interest payments, the market price of the Debentures may be more volatile than other similar securities where the issuer does not have such right to defer interest payments. See "Description of Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Considerations--Interest Income and Original Issue Discount".

FEDERAL TAX CHANGES

  On March 19, 1996, President Clinton proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995. On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "Act"), which did not contain the Proposed Legislation. However, there can be no assurance that future tax law changes will not adversely affect the ability of the Company to deduct the interest payable on the Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. Upon the occurrence of a Tax Event, the Debentures may be subject to redemption. See "Description of Debentures-- Redemption" and "Certain United States Federal Income Tax Considerations-- Federal Tax Changes".

TRADING PRICE

  Should the Company exercise its option to defer any payment of interest on the Debentures, the Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest. In the event of such a deferral, a holder of Debentures who disposes of them between Record Dates for payments thereon will be required to include in income as ordinary income accrued but unpaid interest on the Debentures as OID to the date of disposition on an economic accrual basis, and to add such amount to its adjusted tax basis in the Debentures. To the extent the selling price is less than such holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Description of Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Considerations--Interest Income and Original Issue Discount".

LISTING AND TRADING OF DEBENTURES

  The Debentures constitute a new series of securities with no established trading market. While an application will be made to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. Although the Underwriters have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading in, the Debentures.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Debentures for general corporate purposes.

            RECENT RESULTS OF OPERATIONS OF MCDONALD'S CORPORATION

  The Company reported record net income, total revenues and systemwide sales for the six months ended June 30, 1997. Net income and net income per common share increased 8% and 10%, respectively, while both systemwide sales and total revenues increased 7%, compared in each case to results for the six months ended June 30, 1996.

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                                 (UNAUDITED)
                                                             -------------------
                                                               1997      1996
                                                             --------- ---------
                                                              (U.S. DOLLARS IN
                                                              MILLIONS, EXCEPT
                                                                 PER COMMON
                                                               SHARE AMOUNTS)
      Systemwide sales...................................... $16,308.2 $15,241.5
      Total revenues........................................   5,450.2   5,091.1
      Net income............................................     782.7     722.0
      Net income per common share...........................      1.11      1.01

                           DESCRIPTION OF DEBENTURES

GENERAL

  The following description of the particular terms of the Debentures offered hereby supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the Prospectus under "Description of Debt Securities", to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture relating to Subordinated Debt Securities, dated as of October 18, 1996, between the Company and First Union National Bank, as Trustee (the "Trustee"), and the Supplemental Indenture No. 3, to be dated as of September 24, 1997, relating to the Debentures (collectively, the "Subordinated Indenture") do not purport to be complete, use certain terms defined in the Subordinated Indenture, and are qualified in their entirety by express reference to the provisions of the Subordinated Indenture.

  The Debentures will be unsecured, subordinated obligations of the Company. The Debentures will be represented by a global security and will be available in minimum denominations of $1,000 and integral multiples thereof.

  The Subordinated Indenture does not contain any provisions that would limit the ability of the Company to incur additional indebtedness or that would afford holders of the Debentures protection in the event of a highly leveraged or similar transaction involving the Company.

PRINCIPAL AMOUNT, INTEREST AND MATURITY

  The Debentures will be limited in aggregate principal amount to $150,000,000.

  The Debentures will mature on September 15, 2027, and will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from the date on which the Debentures are originally issued until the principal amount thereof becomes due and payable. Interest will be payable semi-annually, in arrears, on each March 15 and September 15, commencing March 15, 1998 (each, an "Interest Payment Date"). Interest (other than interest payable on redemption or maturity) will be payable to the persons in whose names the Debentures are registered at the close of business on the relevant regular Record Dates, which will be the March 1 or September 1 next preceding an Interest Payment Date (each, a "Record Date"). Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION

  The Debentures may, at the option of the Company, be redeemed (i) in whole or from time to time in part, on at least 30 days' and not more than 60 days' notice, at any time on or after September 15, 2007, at a redemption price equal to 100% of the principal amount of the Debentures redeemed, together with accrued but unpaid interest to the date of redemption or (ii) in whole but not in part, on at least 30 days' and not more than 60 days' notice at any time upon the occurrence of a Tax Event, at a redemption price equal to the Make-Whole Amount for the Debentures together with accrued but unpaid interest to the date of redemption.

  The "Make-Whole Amount" will be equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present value of the principal amount of the Debentures discounted from September 15, 2007 to the date of redemption, together with the present values of scheduled payments of interest for the period from the date of redemption to September 15, 2007 (the "Remaining Life"), discounted from September 15, 2007 to the date of redemption. Discounting in each case shall be on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate plus 62.5 basis points.

  "Treasury Rate", as of any date it is calculated, means (i) the yield, under the heading which represents the average for the week immediately prior to the calculation date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Remaining Life (provided that if all such maturities are either more than three months greater than or more than three months less than the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

  "Comparable Treasury Issue" means with respect to any date of redemption the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of maturity comparable to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after September 15, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month, using such securities.

  "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City selected by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of redemption.

  "Tax Event" means that the Company shall have received an opinion of independent tax counsel (a "Tax Opinion") to the effect that, as a result of
(a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus Supplement), in either case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that interest payable on the Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules (which require, among other things, immediate release to the wire services and the press and prior notification to the NYSE if such release is made shortly before opening or during market hours) or the rules of any other applicable self-regulatory organization and by mail to all holders of the Debentures, at any time during the term of the Debentures, prior to an Interest Payment Date, to extend the interest payment period from time to time to another Interest Payment Date by one or more semi-annual periods, not to exceed 10 consecutive semi-annual interest payment periods from the last Interest Payment Date to which interest was paid in full; provided that during any such Extension Period, the Company shall not declare or pay any dividend on (except for dividends or distributions in shares of its capital stock or rights to acquire shares of its capital stock), or repurchase, redeem or otherwise acquire any of its capital stock (except by conversion into or exchange for shares of its capital stock or for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of any employee incentive plan or benefit plan of the Company or any of its affiliates). No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued but unpaid interest on the Debentures, together with interest thereon. Interest will continue to accrue on the Debentures during an Extension Period and will compound semi-annually, at the rate of interest specified for the Debentures, to the extent permitted by applicable law. Prior to the termination of any Extension Period, the

Company may pay all or any portion of the interest accrued on the Debentures on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or from time to time further extend the interest payment period; provided that any such Extension Period together with all such previous and further extensions thereof may not exceed 10 consecutive semi-annual interest payment periods. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company currently believes that the likelihood of its exercising the right to extend any semi-annual interest payment period on the Debentures is remote.

  The Company has no current intention of exercising its right to extend any interest payment period. However, in the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be adversely affected. In addition, as a result of such right, the market price of the Debentures may be more volatile than other debt instruments where the issuer does not have such right. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures.

  The Company shall cause the Trustee to give holders of the Debentures prior notice, by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) and by mail to all such holders, of (i) the Company's election to initiate an Extension Period and the duration thereof, (ii) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate, and the duration of such extension, and (iii) the Company's election to make a full or partial payment of interest accrued on the Debentures on any Interest Payment Date during any Extension Period and the amount of such payment. In no event shall such notice be given less than five Business Days prior to the March 1 or September 1 next preceding the applicable Interest Payment Date.

BOOK-ENTRY SYSTEM

  The Debentures will be represented by a global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, the Debentures will not be issuable in definitive form.

  Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Owners of a beneficial interest in the Global Security will be shown on, and the transfer of that beneficial interest will only be effected through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the Global Security for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Debentures represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture.

  Principal and interest payments on Debentures represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial interests in the Global Security or for maintaining, supervising or reviewing any Depositary's records or any participant's records relating to such beneficial interests.

  The Company expects that the Depositary for the Debentures or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary or is no longer eligible to continue as Depositary, and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debentures represented by the Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Global Security will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

SUBORDINATION

  The Debentures are subordinated in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all indebtedness for borrowed money of the Company, whether now outstanding or hereafter incurred, which is not by its terms subordinate to other indebtedness of the Company; provided, however, that Senior Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business (the "Senior Indebtedness"). At June 30, 1997, the aggregate Senior Indebtedness of the Company was approximately $4.0 billion. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or its property, and, except as otherwise provided in the Subordinated Indenture, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, all principal, premium, if any, and interest on the Senior Indebtedness will be paid in full before any payment is made by the Company on the Debentures. In the event that pursuant to the terms of the Subordinated Indenture any Debenture is declared due and payable because of the occurrence of an Event of Default, as provided in the Subordinated Indenture, and the previous sentence is not applicable, the holders of the Debentures shall be entitled to payment from the Company only after the Senior Indebtedness outstanding at the time such Debenture so becomes due and payable because of such Event of Default shall first have been paid in full or such payment shall have been provided for.

  The Debentures will be effectively subordinated to all obligations of the Company's subsidiaries. There is no restriction under the Subordinated Indenture on the creation of additional indebtedness, including Senior Indebtedness, by the Company, including indebtedness owed by the Company to subsidiaries.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a general summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Debentures. Unless otherwise stated, this summary deals only with Debentures held as capital assets by holders who purchase the Debentures upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the U.S. Dollar or persons that will hold the Debentures as part of an integrated transaction (including a "straddle") consisting of the Debentures and one or more other positions or as other than a capital asset. Further, it does not include any description of any alternative minimum tax considerations or the tax laws of any state or local government or of any foreign government that may be applicable to the Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Persons considering the purchase, ownership or disposition of the Debentures should consult their own tax advisors concerning the United States federal, state, local and foreign tax consequences of such purchase, ownership and disposition in light of such persons' particular circumstances.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Treasury regulations (the "Regulations") generally provide that stated interest on a debt instrument issued on or after August 13, 1996, is not "qualified stated interest" and, therefore, will give rise to OID unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency".

  The Company has the right under the terms of the Debentures to defer any interest payment from time to time for a period not exceeding 10 consecutive semi-annual interest payment periods. Unless the likelihood of exercise of such right is remote, the Debentures would be issued with OID. During any Extension Period the terms of the Debentures provide that the Company shall not declare or pay any dividend on (except for dividends or distributions in shares of its capital stock or rights to acquire shares of its capital stock), or, with certain exceptions, repurchase, redeem or otherwise acquire any of its capital stock. See "Description of Debentures--Option to Extend Interest Payment Period". The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company make the likelihood of its exercising its right to defer remote.

  Based on the foregoing, the Company believes that the stated interest on the Debentures should be considered unconditionally payable for purposes of the Regulations and that Debentures should not be considered to be issued with OID at the time of their original issuance. Accordingly, a holder of the Debentures should include in gross income the interest on the Debentures in accordance with such holder's regular method of tax accounting. There can be no assurance, however, that the IRS will agree with such determination.

  Under the Regulations, if the Company exercised its option to defer any payment of interest, the Debentures would at that time be treated as issued with OID and all interest thereafter payable will be treated as OID as long as the Debentures remain outstanding. In such event, a holder will be required to include in gross income as OID an amount equal to the interest accrued during each calendar quarter in an Extension Period on an economic accrual basis regardless of such holder's regular method of tax accounting. As a result, during any period in which the Company has elected to extend the interest payment period a holder will be required to include OID in gross income prior to the receipt of a corresponding cash payment.

SALE, EXCHANGE AND REDEMPTION OF DEBENTURES

  Upon the sale, exchange or redemption of the Debentures, a holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Debentures and the amount realized on the sale, exchange or redemption of such Debentures. Assuming that the Company does not exercise its option to defer payment of interest on the Debentures, a holder's adjusted tax basis in the Debentures generally will be their initial purchase price. If the Debentures are deemed to be issued with OID as a result of the Company's deferral of any interest payment, a holder's adjusted tax basis in the Debentures generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Debentures since and including the first day of the first Extension Period. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued interest required to be included in gross income) and generally will be long-term capital gain or loss if the Debentures have been held for more than 12 months. If the Debentures have been held for more than 18 months, any such gain or loss will be taken into account in determining a holder's adjusted net capital gain, which is subject to a reduced maximum rate of federal income tax under the Act.

  Should the Company exercise its option to defer any payment of interest on the Debentures, the Debentures may trade at a price that does not accurately reflect the value of accrued but unpaid interest. In the event of such a deferral, a holder who disposes of the Debentures between Record Dates for payments of interest will be required to include in income as ordinary income accrued but unpaid interest on the Debentures on an economic accrual basis to the date of disposition and to add such amounts to its adjusted tax basis. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income like the interest (including OID) on the Debentures for United States federal income tax purposes.

FEDERAL TAX CHANGES

  On March 19, 1996, President Clinton proposed the Proposed Legislation that would, among other things, generally deny corporate issuers a deduction for interest on certain debt obligations issued on or after December 7, 1995. On August 5, 1997, President Clinton signed into law the Act which did not contain the Proposed

Legislation. However, there can be no assurance that future tax law changes will not adversely affect the ability of the Company to deduct the interest payable on the Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. Upon the occurrence of a Tax Event, the Debentures may be subject to redemption. See "Description of Debentures--Redemption".

NON-UNITED STATES HOLDERS

  For purposes of this discussion, a "Non-United States Holder" means any person who, for United States federal income tax purposes, is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) a domestic trust or estate.

  Subject to the discussion of backup withholding below, payments of principal and interest (including OID) on a Debenture by the Company or its agent (in its capacity as such) to a beneficial owner that is a Non-United States Holder will not be subject to United States federal withholding tax; provided that (a) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) such holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (c) either (1) the beneficial owner certifies to the Company or its agent, under penalties of perjury, that it is a Non-United States Holder and provides its name and address on Form W-8 or its equivalent or (2) a qualifying securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds the Debentures certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a qualifying intermediary and it furnishes to the payor a copy thereof.

  If a beneficial owner of a Debenture who is a Non-United States Holder is engaged in a trade or business within the United States and interest (including
OID) on the Debenture is effectively connected with the conduct of such trade or business, such beneficial owner will be subject to United States federal income tax on such interest (including OID) at ordinary United States federal income tax rates on a net basis (in which case the branch profits tax may also apply if the holder is a foreign corporation).

  Subject to the discussion of backup withholding below, any capital gain realized upon a sale, exchange or redemption of the Debentures by a beneficial owner who is a Non-United States Holder ordinarily will not be subject to United States federal income tax unless (a) such gain is effectively connected with a trade or business conducted by such Non-United States Holder within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) or (b) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale, exchange or redemption and certain other conditions are met.

  Debentures beneficially owned by an individual who at the time of death is neither a citizen nor a resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that (a) such holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and (b) at the time of death the income from the Debentures would not have been effectively connected with the conduct by such individual of a trade or business within the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A holder of Debentures may be subject to backup withholding at a rate of 31% with respect to interest (including OID) on, or the proceeds of a sale, exchange or redemption of such Debentures as the case may be, unless (a) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. Generally, interest on the Debentures will be reported to holders on IRS Form 1099, which forms should be mailed to holders of Debentures by January 31 following each calendar year.

  Information reporting on IRS Form 1099 and backup withholding at a rate of 31% will not apply to payments of principal and interest (including OID) made by the Company or a paying agent to a Non-United States Holder of a Debenture if the certification described in (c)(1) or (c)(2) in the second paragraph under "Non-United States Holders" above is received. However, interest (including OID) on a Debenture owned by a Non-United States Holder will be required to be reported annually on IRS Form 1042S.

  Payments of the proceeds from the sale by a Non-United States Holder of Debentures made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds of the sale of Debentures to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder certifies as to its Non-United States Holder status or otherwise establishes an exemption from information reporting and backup withholding.

GOVERNING LAW

  The Subordinated Indenture and the Debentures are governed by and construed and enforced in accordance with, the internal laws of the State of Illinois.

THE TRUSTEE

  First Union National Bank is the Trustee under the Subordinated Indenture. First Union National Bank, is also Trustee under Indentures dated as of March 1, 1987 and October 19, 1996 relating to certain Senior Indebtedness of the Company.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Debentures set forth opposite their respective names below:

                                                                     PRINCIPAL
           UNDERWRITER                                                 AMOUNT
           -----------                                              ------------
      Morgan Stanley & Co. Incorporated...........................  $ 30,000,000
      J.P. Morgan Securities Inc..................................    30,000,000
      Goldman, Sachs & Co.........................................    30,000,000
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...........................................    30,000,000
      Salomon Brothers Inc........................................    30,000,000
                                                                    ------------
           Total..................................................  $150,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the Debentures if any are taken.

  The Underwriters propose initially to offer part of the Debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .50% of the principal amount of the Debentures. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

  In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Debentures in the offering, if the syndicate repurchases previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Application will be made to list the Debentures on the New York Stock Exchange. The Company has been advised by the Underwriters that they currently intend to make a market in the Debentures as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

                                 LEGAL OPINIONS

  The legality of the Debentures is being passed upon for the Company by Gloria Santona, Vice President, Deputy General Counsel and Secretary of the Company, and for the Underwriters by Gardner, Carton & Douglas, Quaker Tower, 321 North Clark Street, Chicago, Illinois 60610. Ms. Santona is a full-time employee of the Company and owns shares of the Company's common stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of the Company's common stock.

PROSPECTUS

                            MCDONALD'S CORPORATION

                                DEBT SECURITIES

  McDonald's Corporation (the "Company") intends to issue from time to time in one or more series its debt securities ("Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") with an aggregate initial public offering price or purchase price of up to $1,200,000,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ("ECU"). Debt Securities of each series will be offered on terms to be determined at the time of sale. Debt Securities may be sold for U.S. dollars or for one or more foreign or composite currencies, and the principal of, premium, if any, and any interest on Debt Securities may be payable in U.S. dollars or in one or more foreign or composite currencies. Debt Securities of a series may be issuable as individual securities in registered form without coupons, or as one or more global securities in registered form. The specific designation and classification as Senior Debt Securities or Subordinated Debt Securities of the Company, aggregate principal (or, if principal payable is determined by reference to an index, face) amount, the currency in which the principal, premium, if any, and any interest are payable, the rate (or method of calculation) and the time and place of payment of any interest, authorized denominations, maturity, offering price, any redemption terms and any other specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement").

  The Debt Securities will be unsecured. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all Senior Indebtedness of the Company (as hereinafter defined).

  The Debt Securities may be sold by the Company directly, through agents designated from time to time, through dealers or one or more underwriters, or through a syndicate of underwriters managed by one or more underwriters. If underwriters or agents are involved in any offering of Debt Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of Debt Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Debt Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Debt Securities less such commission, in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Debt Securities. See "Plan of Distribution" for specific details.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SE-
  CURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is October 18, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange and Chicago Stock Exchange. The Company is not required to, and will not, provide an annual report or any other periodic report to any holder of its debt securities unless specifically requested by such holder.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  A Company franchisee provides food services exclusively to United States government personnel stationed at the United States naval station in Guantanamo Bay, Cuba. This statement is made pursuant to the disclosure requirements of Florida law and is accurate as of the date of this Prospectus. Investors may obtain current information by contacting the Florida Department of Banking and Finance, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission (File No. 1-
5231) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A Amendment No. 1 dated June 27, 1996;

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1996; and

  (c) The Company's Current Reports on Form 8-K dated January 25, April 22, July 18, 1996 and October 7, 1996.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than certain exhibits to such documents. Written or telephone requests should be directed to: McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60521, (630) 623-7428.

                               ----------------

  References herein to "U.S. dollars", "dollars" or "$" are to the lawful currency of the United States of America.

                            MCDONALD'S CORPORATION

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by the Company and its subsidiaries or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint-venture agreements between the Company or its subsidiaries and local businesspeople.

  McDonald's restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac, Quarter Pounder with Cheese and Arch Deluxe sandwiches, the Fish Filet Deluxe, Grilled Chicken Deluxe and Crispy Chicken Deluxe sandwiches, french fries, Chicken McNuggets, salads, milk shakes, sundaes and cones, pies, cookies and a limited number of soft drinks and other beverages. In addition, the restaurants sell a variety of products during limited promotional time periods. McDonald's restaurants operating in the United States are open during breakfast hours and offer a full breakfast menu including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage; three varieties of biscuit sandwiches; Apple Bran muffins; and cereals. McDonald's restaurants in many countries around the world offer many of these same products as well as other products and limited breakfast menus. The Company tests new products on an ongoing basis.

  McDonald's restaurants are located in all fifty of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, Germany, England, Australia and France. At June 30, 1996, there were 17,420 traditional restaurants worldwide, of which 10,524 were located in the United States and 6,896 in 93 other countries. An additional 542 traditional restaurants were under construction at June 30, 1996, including 389 outside the United States.

  At June 30, 1996, 66% of McDonald's traditional restaurants were operated by independent franchisees, 21% were operated by the Company and its subsidiaries and 13% were operated by affiliates (entities in which the Company and/or its subsidiaries have an equity interest of 50% or less and in which the remaining equity interest generally is owned by a local resident).

  The Company's principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60521, telephone: (630) 623-3000.

                                USE OF PROCEEDS

  Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include refinancing of debt, capital expenditures such as the acquisition and development of McDonald's restaurants and the purchase of common stock of the Company under the Company's ongoing share repurchase program. Specific allocations of the proceeds for such purposes have not been made at this time.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                            SIX MONTHS
                                               ENDED
                                             JUNE 30,   YEAR ENDED DECEMBER 31,
                                            ----------- ------------------------
                                            1996  1995  1995 1994 1993 1992 1991
                                            ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.........  5.12  5.03 5.20 5.26 4.86 3.96 3.53

  The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock and such portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and First Union National Bank, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") to be entered into between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Senior Debt Securities, Subordinated Debt Securities and Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, such Sections, Articles or defined terms are incorporated herein by reference, and the statements made herein are qualified in their entirety by such reference. Article and Section references used herein are references to the applicable Indenture. Except as otherwise indicated, the terms of the Senior Indenture and the Subordinated Indenture are identical. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indentures to which they relate. As used under this caption, the term "Debt Securities" includes the debt securities being offered by this Prospectus and all other debt securities issued from time to time by the Company under the Indentures.

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness for borrowed money of the Company. Certain unsecured obligations of the Company may, however, under certain circumstances, become secured by mortgages pursuant to negative pledge covenants applicable to such obligations while the Senior Debt Securities remain unsecured. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

  Reference is made to the Prospectus Supplement related to the series of Debt Securities being offered thereby (the "Offered Debt Securities"), which sets forth whether the Offered Debt Securities shall be Senior Debt Securities or Subordinated Debt Securities, and further sets forth the following terms, where applicable: (i) the title of the Offered Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal and premium, if any, of the Offered Debt Securities is payable; (iv) the rate or rates or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the interest payment dates on which such interest will be payable; and, the record dates for the interest payable on such interest payment dates; (v) whether the Offered Debt Securities are to be issued as Original Issue Discount Securities (as defined below) and the amount of discount with which the Offered Debt Securities will be issued; (vi) the place or places where the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) the obligation, if any, of the Company to redeem, purchase or repay the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (x) if other than the principal amount, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; (xi) any non-application of, addition to, or change in any of the Events of Default provided for with respect to the Offered Debt Securities and remedies with respect thereto;
(xii) if the Offered Debt Securities are non-interest bearing, the "stated intervals"; (xiii) the currency or currencies in which payments on the Offered Debt Securities are payable; and (xiv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 2.02)

  If the principal of (and premium, if any) or any interest on the Offered Debt Securities is payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the Offered Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

  One or more series of Offered Debt Securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). One or more series of Offered Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on the Offered Debt Securities will be payable at the offices of the Trustee in New York, New York and Charlotte, North Carolina; provided, however, that payment of interest on Offered Debt Securities may be made at the option of the Company by check mailed to the Holders thereof. (Sections 2.02, 4.01 and 4.02) Unless otherwise provided in the applicable Prospectus Supplement, Offered Debt Securities may be transferred or exchanged at the office or agency maintained by the Company for such purpose, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. (Section 2.06)

  All moneys paid by the Company to the Trustee or a paying agent for the payment of principal of (and premium, if any) or any interest on any Offered Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company on demand, and the Holder of such Offered Debt Security will thereafter look only to the Company for payment thereof. (Section 12.05)

GLOBAL SECURITIES

  If any Offered Debt Securities are issuable in temporary or permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for definitive Offered Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.01)

LIMITATION ON LIENS COVENANT IN THE SENIOR INDENTURE

  The Senior Indenture contains the covenant described below which is applicable to the Company with respect to any and all series of Senior Debt Securities issued thereunder unless otherwise specified in the applicable Prospectus Supplement. Specific covenants, if any, peculiar to a particular series of Senior Debt Securities to be offered hereby will be described in the Prospectus Supplement relating thereto.

  Section 4.06 of the Senior Indenture requires that the Company will not, nor will it permit any Restricted Subsidiary (as hereinafter defined) to issue or assume any debt for money borrowed (hereinafter in this and the following three paragraphs referred to as "Debt") if such Debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances being hereinafter called "mortgage" or "mortgages") upon any Principal Property (as hereinafter defined) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Senior Debt Securities, and at the Company's option any other indebtedness of the Company or any Restricted Subsidiary ranking equally with the Senior Debt Securities, shall be secured equally and ratably with such Debt. The foregoing restrictions shall not apply to Debt secured by (i) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) mortgages on property existing at the time of acquisition thereof and certain purchase money mortgages, (iii) mortgages securing Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, (v) mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusively. Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Senior Debt Securities, issue or assume secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 20% of the shareholders' equity of the Company and its consolidated subsidiaries as of the end of the preceding fiscal year. The transfer of a Principal Property to a subsidiary or any third party shall not be restricted. (Section 4.06)

  The term "Principal Property" means all real property owned by the Company or any Restricted Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors of the Company, is of material importance to the total business conducted by the Company and its consolidated affiliates as an entity. (Section 1.01)

  The term "Subsidiary" means any corporation or other Person of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly owns voting securities or other similar equity interests entitling the owners thereof to elect a majority of the directors or individuals holding similar positions in other Persons, either at all times or so long as there is no default or contingency which permits the owners of any other class or classes of securities or other interests to vote for the election of one or more directors or individuals holding similar positions in other Persons, but shall not include any corporation or other Person with respect to which the Company or any other Subsidiary has become entitled to elect a majority of the directors or individuals holding similar positions in other Persons solely due to a default or other contingency which is temporary in character and has had a continuous existence of less than one year. (Section 1.01)

  The term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. (Section 1.01)

  The term "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns Principal Property and (iii) in which the Company's investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $1,000,000,000 as shown on the books of the Company as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Restricted Subsidiary" shall not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than the Company and its Subsidiaries, or which is characterized by the Company as a temporary investment. (Section 1.01)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

  The Subordinated Debt Securities will, to the extent and in the manner set forth in the Subordinated Indenture, be subordinate in right of payment to all indebtedness for borrowed money of the Company, whether now outstanding or hereafter incurred, which is not by its terms subordinate to other indebtedness of the Company; provided, however, that Senior Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business (the "Senior Indebtedness"). As of June 30, 1996, the aggregate amount of the outstanding Senior Indebtedness of the Company was approximately $4.1 billion.

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or its property, and, except as otherwise provided in the Subordinated Indenture, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, all principal, premium, if any, and interest on the Senior Indebtedness will be paid in full before any payment is made by the Company on the Subordinated Debt Securities. In the event that pursuant to the terms of the Subordinated Indenture any Subordinated Debt Security of any series is declared due and payable because of the occurrence of an Event of Default, as provided in the Subordinated Indenture, and the previous sentence is not applicable, the Holders of the Subordinated Debt Securities of such series shall be entitled to payment from the Company only after the Senior Indebtedness outstanding at the time such Subordinated Debt Security so becomes due and payable because of such Event of Default shall first have been paid in full or such payment shall have been provided for. (Section 15.01.)

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture.

  The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

EVENTS OF DEFAULT

  The Indentures define an Event of Default with respect to any series of Debt Securities as being any one of the following events: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal of or premium, if any, on such series when due (and continuance of such default for a period of 10 days in the case of Subordinated Debt Securities); (c) default in the payment of any sinking fund payment when due (and continuance of such default for a period of 10 days in the case of Subordinated Debt Securities); (d) default for 60 days, after appropriate notice, in performance of any other covenants in the Indentures (other than the Section 4.06 covenant in the Senior Indenture and any other covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series), provided that such default shall not be an Event of Default if it cannot with due diligence be cured within such 60-day period due to causes beyond the control of the Company, unless the Company shall fail to proceed promptly to cure such default and thereafter prosecute the curing of such default with diligence and continuity; (e) certain events of bankruptcy, insolvency or reorganization; or (f) default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure such default, if any. The Senior Indenture defines a default for 120 days after appropriate notice in the performance of the
Section 4.06 covenant as an additional Event of Default with respect to the Senior Debt Securities. An Event of Default with respect to a particular series of Debt Securities issued under either of the Indentures does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clauses
(a), (b), (c) or (f) set forth above with respect to the Indentures shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of Debt Securities then Outstanding of such series may declare the entire principal (or, if the Debt Securities of such series are Original Issue Discount Securities, the portion of the principal amount specified in the terms of such series) of such series to be due and payable. In case an Event of Default under clauses (d) or (e) set forth above with respect to the Indentures or with respect to Section 4.06 of the Senior Indenture shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of all the Outstanding Debt Securities may declare the entire principal (or, if any Debt Securities are Original Issue Discount Securities, the portion of the principal amount specified in the terms thereof) of Outstanding Debt Securities of all series to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series (or of all the Outstanding Debt Securities, as the case may be), except in each case a failure to pay principal of, or premium, if any, or interest on such Debt Securities. (Section 6.01; Section 6.07)

  Each Indenture requires the Company to file with the Trustee an officers' certificate annually as to compliance with all conditions and covenants under the Indenture. (Section 4.05) Subject to the provisions of the Indentures relating to the duties of the Trustee, each Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.04 and 7.01) Subject to such provisions for indemnification and certain other rights of the Trustee, each Indenture provides that the Holders of a majority (voting as one class) in principal amount of the Outstanding Debt Securities of each series affected will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 6.07)

MODIFICATION OF THE INDENTURES

  Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the Holders of the Debt Securities to (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the Holders of the Debt Securities, (c) add or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities of any series in bearer or coupon form, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the form or terms of Debt Securities of any series as permitted by the terms of the Indenture and (f) evidence the acceptance of appointment by a successor trustee. (Section 10.01)

  Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of Debt Securities of each such series, provided that no such supplemental indenture shall, among other things (i) extend the fixed maturity of any Debt Security, or reduce the principal amount thereof (including in the case of a discounted Debt Security the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of interest thereon, or make the principal of, premium, if any, or interest, if any, thereon payable in any coin or currency other than that provided in the Debt Security, without the consent of the Holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture, without the consent of the Holder of each such Debt Security so affected. (Section 10.02)

DISCHARGE OF INDENTURES

  The Company, at its option, (a) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including that described under "Limitation on Liens Covenant in the Senior Indenture") and will not be limited by any restrictions with respect to merger, consolidation or sales of assets, in each case if the Company deposits with the Trustee, in trust, (x) money or (y) U.S. Government Obligations or a combination of (x) and (y) which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series. (Section 12.02) In order to avail itself of either of the foregoing options, the Company must provide to the Trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 12.02) "U.S. Government Obligations" means generally (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof. (Section 1.01) In addition, the Company can also obtain a discharge under the Indentures with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the Debt Securities of such series provided that all of the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year. No such opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge pursuant to the immediately preceding sentence. In the event of any discharge of Debt Securities pursuant to the terms of the Indentures described above, the Holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest, if any. (Sections 12.01 and 12.02)

CONCERNING THE TRUSTEE

  The Company, its subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee. The Trustee is also trustee under other indentures of the Company under which certain of the Company's senior and subordinated Debt Securities have been issued.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, the purchase price of such Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation or agents' commission, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Debt Securities may be listed and any restrictions on the sale and delivery of Debt Securities in bearer form.

  If underwriters or dealers are used in the sale, Debt Securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its subsidiaries or affiliates in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase the Debt Securities being offered hereby from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal (or face) amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Debt Securities being offered hereby are being sold to underwriters, the Company shall have sold to such underwriters the total principal (or face) amount of such Debt Securities less the principal amount thereof covered by the Contracts.

                                 LEGAL MATTERS

  The legality of the Debt Securities offered hereby will be passed upon for the Company by Gloria Santona, Vice President, Associate General Counsel and Secretary of the Company. Ms. Santona is a full-time employee of the Company and owns shares of the Company's Common Stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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